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                                   EXHIBIT 2

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                                                April 5, 1995

Mr. Jay L. Botchman
3010 Westchester Avenue
Purchase, N.Y. 10577

Gentlemen:

        The undersigned, Trinity America Corp. confirms that you have heretofore rendered to it certain valuable consulting services. As consideration to you for such services we are causing to be transferred to you 30,000 shares of the common stock of Cityscape Financial Corp.

                                                Very truly yours,

                                                TRINITY AMERICA CORP.

                                                By: /s/ Abraham Salaman
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